BART AND ASSOCIATES, LLC

Attorneys at Law

February 9, 2016

Kush Bottles, Inc.

1800 Newport Circle

Santa Ana, CA 92705

Re: Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, being filed by Kush Bottles, Inc., a Nevada corporation, (the “Company”), with the Securities and Exchange Commission, relating to an aggregate of 5,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the Kush Bottles, Inc. 2016 Stock Incentive Plan (the “Plan”).

We have examined originals or photocopies or certified copies of such records of the Company, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, and relying upon statements of fact contained in the documents that we have examined, we are of the opinion that the Shares when issued in accordance with the Plan will be legally issued, fully paid and non-assessable, as long as all the terms are followed in the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC

Bart and Associates, LLC

8400 East Prentice Avenue, Suite 1500, Greenwood Village, CO 80111

Phone: (720)-226-7511     Facsimile: (720)-528-7765       E: kbart@kennethbartesq.com

www.kennethbartesq.com